EXHIBIT 10.3

AMENDMENT NO. 4

TO

PRIVATE SHELF AGREEMENT

Dated as of August 13, 2021

PGIM, Inc. (“Prudential”) and

Each other Prudential Affiliate which becomes
bound by the Agreement (defined below)

c/o Prudential Capital Group

2200 Ross Avenue, Suite 4300

Dallas, Texas 75201

Ladies and Gentlemen:

We refer to the Private Shelf Agreement, dated as of September 22, 2014, as amended by Amendment No. 1 to Private Shelf Agreement, dated August 2, 2017, as further amended by Amendment No. 2 to the Private Shelf Agreement, dated August 10, 2018, and as further amended by Amendment No. 3 to the Private Shelf Agreement, dated July 29, 2020 (as further amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among Graybar Electric Company, Inc., a New York corporation (the “Company”), Prudential and each Prudential Affiliates which becomes party to the Agreement (each, a “Purchaser” and collectively, the “Purchasers”).  Unless otherwise defined herein, the terms defined in the Agreement shall be used herein as therein defined.

The Company desires to amend the Agreement to modify certain covenants and add certain definitions  to conform to certain amendments of provisions in its Credit Agreement.

It is hereby agreed by you and us as follows:

i.Amendments to Agreement.

Subject to the conditions herein (including, without limitation, Section II(b)), effective on the date hereof (the “Fourth Amendment Effective Date”), the Agreement is hereby amended by this letter amendment (this “Amendment”) as follows:

(a)Section 9.6 Subsidiary Guarantors.    Clause (c) Section 9.6 of the Agreement is hereby deleted and replaced in its entirety as follows:

“(c)If, at the end of a fiscal quarter, the aggregate net revenues attributable to Domestic Subsidiaries that are not Credit Parties (other than the aggregate net revenues of Graybar Management Services, LLC and Graybar Financial Services, Inc. and their respective Subsidiaries) exceeds 10% of the aggregate net revenues of the Company and its Subsidiaries for the last 12 month period ended as of the end of such fiscal quarter, the Company shall cause Domestic Subsidiaries that are not Credit Parties to become Subsidiary Guarantors by executing and delivering to Prudential (only during the Issuance Period), to the Purchasers (after the acceptance of any request for purchase of Notes but before the issuance of such Notes) and holders of the Notes (after Notes have been issued) a Guarantor Supplement as and to the extent required so that the aggregate net revenues attributable to Domestic Subsidiaries that are not Credit Parties (other than the aggregate net revenues of Graybar Management Services, LLC and Graybar Financial Services, Inc. and their respective Subsidiaries) no longer exceeds 10% of the aggregate net revenues of the Company and its Subsidiaries for the last 12 month period ended as of the end of such fiscal quarter.  In connection with the foregoing, the Company shall deliver to Prudential (only during the Issuance Period), to the Purchasers (after the acceptance of any request for purchase of Notes but before the issuance of such Notes) and holders of the Notes (after Notes have been issued) such Organization Documents, officer’s certificates and opinions of counsel as Prudential, and the Purchasers and/or holders of the Notes, as applicable, may reasonably request.”

(b)Section 10.2 Indebtedness.  Section 10.2 of the Agreement is hereby deleted and replaced in its entirety as follows:

“Section 10.2 Indebtedness.    Incur, create, assume or permit to exist any Indebtedness or liability on account of borrowed money, represented by any notes, bonds, debentures or similar obligations, or on account of the deferred purchase price of any property (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof),  except:

(a)Indebtedness of the Company arising or existing under (i) this Agreement and the Notes, (ii) the Credit Agreement and (iii) the Senior Notes;

(b)Indebtedness of the Credit Parties existing as of the Fourth Amendment Effective Date (and set forth in Schedule 5.15 hereto) and renewals, refinancings and extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;

(c)obligations (contingent or otherwise) of the Company or any Domestic Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non‑defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(d)Indebtedness of the Credit Parties and their Domestic Subsidiaries incurred after the Effective Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset, and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(e)Indebtedness of the Credit Parties secured by Liens to the extent permitted under subsection (n) of the definition of ‘Permitted Liens’;  provided that the aggregate outstanding principal amount of Indebtedness incurred under this clause (e) plus the aggregate outstanding principal amount of Indebtedness incurred under clause (g) below shall not exceed an amount equal to 10% of Consolidated Total Assets determined as of the end of the most recently completed fiscal year;

(f)Indebtedness of Graybar Canada arising or existing under the Credit Agreement up to an aggregate principal amount outstanding of $100,000,000 at any time;

(g)unsecured Indebtedness of a Person acquired after the Second Amendment Effective Date to the extent such acquisition is a Permitted Acquisition and to the extent such Indebtedness is existing at the time of such Permitted Acquisition; provided that (i) the aggregate outstanding principal amount of all such Indebtedness incurred under this clause (g)  shall not exceed $50,000,000, and (ii) such Indebtedness was not incurred in connection with, or in contemplation of, such Permitted Acquisition; provided further that the aggregate outstanding principal amount of Indebtedness incurred under this clause (g) plus the aggregate outstanding principal amount of Indebtedness incurred under clause (e) above shall not exceed an amount equal to 10% of Consolidated Total Assets determined as of the end of the most recently completed fiscal year; or

(h)other unsecured Indebtedness of the Credit Parties; provided that such Indebtedness is not senior in right of payment to the payment of the Indebtedness arising or existing under this Agreement, the Notes and the Credit Agreement.”

(c)Section 10.5 Consolidation, Merger, Sale or Purchase of Assets, Etc.  Section 10.5 of the Agreement is hereby deleted and replaced in its entirety as follows:

“(a)Dissolve, liquidate or wind up its affairs or enter into any transaction of merger, amalgamation or consolidation; provided, however, that (i) the Company may merge, amalgamate or consolidate with any of its Subsidiaries (other than Graybar Canada) provided that the Company shall be the continuing or surviving corporation, (ii)  Graybar Canada may merge, amalgamate or consolidate with any of its Subsidiaries  provided that Graybar Canada shall be the continuing or surviving corporation, (iii) any Subsidiary Guarantor may merge or consolidate with any other Subsidiary Guarantor, (iv) any Subsidiary that is not a Credit Party may merge, amalgamate or consolidate with any Credit Party so long as the Credit Party shall be the continuing or surviving corporation, (v) any Domestic Subsidiary that is not a Credit Party may be merged with or into any other

Domestic Subsidiary that is not a Credit Party, (vi) any Foreign Subsidiary that is not a Credit Party may be merged with or into or amalgamated with any other Foreign Subsidiary that is not a Credit Party, (vii) any Credit Party or any Subsidiary of any Credit Party may merge or amalgamate with any other Person in connection with a Permitted Acquisition if such Credit Party or any Subsidiary Guarantor or such Subsidiary, as applicable, shall be the continuing or surviving corporation, (viii) any one or more of Graybar Management Services, LLC and Graybar Financial Services, Inc. may be dissolved so long as all of the assets of the Person being dissolved have been transferred to a Credit Party prior to or concurrently with such dissolution and (ix) any Subsidiary that is not a Credit Party may be dissolved so long as (x) all of the assets of such Subsidiary have been transferred to a Credit Party prior to or concurrently with such dissolution and (y) the aggregate total net revenues (determined on a consolidated basis in accordance with GAAP) of all Subsidiaries dissolved pursuant to this Section 10.5(a) (other than Graybar Management Services, LLC and Graybar Financial Services, Inc.) does not exceed 5% of the aggregate total net revenues (determined in accordance with GAAP as of the end of the most recently completed fiscal year) of the Company and its Subsidiaries.

(b)Make any Asset Dispositions (including, without limitation, any Sale Leaseback Transaction) other than (i) the sale of inventory in the ordinary course of business for fair consideration, (ii) the sale or disposition of machinery and equipment no longer used or useful in the conduct of any Credit Party’s or any such Subsidiary’s business, (iii) the sale or disposition of Securitization Receivables or account receivables in connection with a factoring arrangement permitted hereunder and Related Assets in connection with a Securitization Transaction or factoring arrangements permitted hereunder, or (iv) such other Asset Dispositions, provided that (A) the consideration for such assets disposed of represents the fair market value of such assets at the time of such Asset Disposition; and (B) the cumulative net book value of all Asset Dispositions by any Credit Party and any of its Subsidiaries during any single fiscal year shall not exceed 20% of Consolidated Total Assets determined as of the end of the most recently completed fiscal year.

(c)Acquire all or substantially all of the assets or business or the majority of Voting Stock of any Person except in connection with a Permitted Acquisition.”

(d)Section 10.6 Advances, Investments and Loans.    Section 10.6 of the Agreement is hereby deleted and replaced in its entirety as follows:

“Section 10.6Advances, Investments and Loans.

Lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, or otherwise make an investment in, any Person except for Permitted Investments and transactions expressly permitted by Section 10.7.”

(e)Section 10.8 Transactions with Affiliates; Modification of Documentation.    Clause (a) of Section 10.8 of the Agreement is hereby deleted and replaced in its entirety as follows:

“Section 10.8 Transactions with Affiliates; Modification of Documentation.

(a) Enter into or permit to exist any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder, Subsidiary or Affiliate other than (i) customary fees and expenses paid to directors, (ii) where such transactions are on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate, (iii) transactions relating to a Securitization Transaction, (iv) intercompany transactions among the Credit Parties, (v) intercompany transactions among a Credit Party and its Subsidiaries, to the extent not prohibited by Section 10.2, Section 10.5, Section 10.6 or Section 10.7 and (vi) Permitted Investments.”

(f)Section 10.10 Restricted Payments.  Section 10.10 of the Agreement is hereby deleted and replaced in its entirety as follows:

“Section 10.10 Reserved.

(g)Section 22.2 Accounting Terms.  Section 22.2 of the Agreement is hereby deleted and replaced in its entirety as follows:

“Section 22.2 Accounting Terms; Other Interpretive Provisions.    (a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.  For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”) (including Additional Covenants contained in, or deemed to be included in, this Agreement), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard), shall be disregarded and such determination shall be made as if such election had not been made.  In the event changes to GAAP occur which would impact the calculation of any covenants in Section 10.1, the Company and the holders of the Notes will negotiate in good faith to amend such covenants in a such a way as to maintain the same concept, level and relative cushion as was in effect immediately before the applicable accounting change; provided, that unless and until the Company and the holders of a majority of the aggregate principal amount of Notes outstanding (exclusive of Notes then owned by the Company, any Subsidiary or any of their respective affiliates) reach agreement with respect to any such amendment, (i) such covenants will continue to be calculated in accordance with GAAP as in effect immediately prior to the applicable change in GAAP; and (ii) the Company shall provide to Prudential (during the Issuance Period) and, following the acceptance of any request for purchase of Notes or any issuance of Notes to each Purchaser or holder of a Note, as applicable, financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such covenants made before and after giving effect to such change in GAAP.

(b) Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its  consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015;  provided that if any Material Credit Facility classifies such leases using any accounting method other than the method set forth above, this Agreement shall similarly no longer classify such leases pursuant to the method set forth above and shall be determined in accordance with clause (a) of this Section 22.2.”

(h)Section 22.4 Construction, Etc.  Section 22.4 of the Agreement is hereby deleted and replaced in its entirety as follows:

“Section 22.4 Construction, Etc.    (a) Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(b)Any reference herein to a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or limited partnership, or an allocation of assets to a series of a limited liability company or limited partnership (or the unwinding of such a division or allocation), as if it were a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or limited partnership shall constitute a separate Person hereunder (and each division of any limited liability company or limited partnership that is a Subsidiary, joint venture or any other like term shall also constitute such a Person).”

(i)Section 22.8  Transaction References.  Section 22.8 of the Agreement is hereby deleted and replaced in its entirety as follows:

“Section 22.8. Transaction References.    The Company agrees that Prudential may (i) refer to its role in establishing the Facility, as well as the identity of the Company and the maximum aggregate principal amount of the Shelf Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium (provided that the Company shall be permitted to review and approve any such materials, releases or announcements in advance, such approval not to be unreasonably withheld, conditioned or delayed) and (ii) display the Company’s corporate logo in conjunction with any such reference.”

(j)Schedule A Defined Term Amendments.    The following definitions are amended and restated in their entirety in Schedule A of the Agreement to read as follows:

“‘Material Domestic Subsidiary’ means any Domestic Subsidiary of the Company (excluding Graybar Management Services, LLC, and Graybar Financial Services, Inc.) which, together with its Subsidiaries on a consolidated basis during the 12 month period preceding such date of determination, represents 5% or more of the consolidated revenues of the Company and its Subsidiaries.”

“‘Permitted Investments’ means:

(a)	cash and Cash Equivalents;

(b) receivables owing to any Credit Party or any of its Subsidiaries or any receivables and advances to suppliers, or refunds due to customers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d) investments existing as of the Fourth Amendment Effective Date and set forth in Schedule 10.6;
(e) other advances or loans to employees, directors, officers, shareholders or agents not to exceed $15,000,000 in the aggregate at any time outstanding;
(f) Permitted Acquisitions and, to the extent permitted by Section 10.11, Securitization Transactions and factoring arrangements;
(g) investments in the Company or any Subsidiary Guarantor;

(h) loans and advances to and/or investments in Graybar Canada; provided, that, (x) the outstanding amount of such loans, advances and/or investments shall not exceed an aggregate amount of more than 10% of Consolidated Total Assets determined as of the end of the most recently completed fiscal year and (y) no Default or Event of Default exists immediately prior to and after giving effect to any such investment;

(i) (x) investments by any Subsidiary of the Company that is not a Credit Party in any other Subsidiary of the Company that is not a Credit Party and (y) investments by any Credit Party in any Wholly-Owned Subsidiary of the Company;

(j) repurchases and redemptions by the Company of Capital Stock of the Company;

(k) repurchases and redemptions of shares of the Capital Stock of Graybar Electric Canada Limited, a Nova Scotia corporation, made by any of Graybar Electric Limited, Graybar Electric Canada Limited or any Subsidiary thereof (including Graybar Canada) from employees pursuant to an employee stock purchase plan; and

(l) formation or creation of Domestic Subsidiaries and additional loans, advances and/or investments (other than investments in Foreign Subsidiaries) not expressly permitted by the foregoing clauses hereof, provided that (x) upon giving effect to such investment on a Pro Forma Basis, the Credit Parties will be in compliance with all of the financial covenants set forth in Section 10.1 and (y) no Default or Event of Default exists immediately prior to and after giving effect to any such investment.

As used herein, ‘investment’ means all investments, in cash or by delivery of property made, directly or indirectly in, to or from any Person, whether by acquisition of shares of Capital Stock, property, assets, indebtedness or other obligations or securities or by loan advance, capital contribution or otherwise.”

“‘Permitted Liens’ means:

(a)Liens existing as of the Fourth Amendment Effective Date and set forth on Schedule 10.3; provided that no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Second Amendment Effective Date (provided, however, (i) that Liens on new Property which arise in replacement of Liens on previously owned Property to the extent that such new Property is acquired through like-kind exchanges or similar substitutions and (ii) Liens on new Property used to replace Property formerly serving as collateral for a synthetic lease financing, in each case, shall be permitted hereunder);

(b)Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(c)statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(d)Liens (other than Liens created or imposed under ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(e)Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(f)easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(g)Liens securing purchase money Indebtedness (including Capital Leases), provided that any such Lien attaches only to the Property financed and such Lien attaches thereto concurrently with or within 90 days after the acquisition thereof;

(h)leases or subleases granted to others not interfering in any material respect with the business of the Credit Parties and their Subsidiaries;

(i)any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(j)normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(k)inchoate Liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of any Plan;

(l)Liens assumed in connection with a Permitted Acquisition, so long as (i) such Liens cover only the assets acquired pursuant to such Permitted Acquisition and (ii) such Liens were not created in contemplation of such Permitted Acquisition;

(m)Liens created or deemed to exist in connection with a Securitization Transaction or factoring arrangement, in each case, permitted hereunder (including any related filings of any financing statements), but only to the extent that any such Lien relates to the applicable Securitization Receivables or the applicable account receivables in connection with such factoring arrangements permitted hereunder and Related Assets, in each case, actually sold, contributed, financed or otherwise conveyed or pledged pursuant to such transaction; and

(n)additional Liens not otherwise permitted by the foregoing clauses hereof; provided that such additional Liens permitted by this clause (n) do not encumber property and assets which constitute more than 10% of the Consolidated Total Assets determined as of the end of the most recently completed fiscal year, provided, further, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, secure pursuant to this clause (n) any Indebtedness outstanding under or pursuant to any Material Credit Facility unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.”

“‘Securitization Transaction’ means any financing transaction or series of financing transactions that has been or may be entered into by the Company or any Subsidiary of the Company pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer to (i) a Subsidiary or Affiliate of the Company (a ‘Securitization Subsidiary’), or (ii) any other Person, or may grant a security interest in, any accounts receivable, notes receivable, rights to future lease payments or residuals or other similar rights to payment (the ‘Securitization Receivables’) (whether such Securitization Receivables are then existing or arising in the future) of the Company or any Subsidiary of the Company, and any Related Assets.”

(j)Schedule A New Defined Terms.    The following definitions are inserted to Schedule A in their correct alphabetical order to read as follows:

“‘Fourth Amendment’ shall mean Amendment No. 4 to the Agreement, which amendment is dated August 13, 2021.”

“‘Fourth Amendment Effective Date’ shall mean the Effective Date of the Fourth Amendment.”

“‘Related Assets’ means, any assets related to Securitization Receivables or account receivables in connection with a factoring arrangement permitted hereunder, including all security interests in merchandise or services financed thereby, the proceeds of such Securitization Receivables or applicable account receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions or factoring arrangements involving such assets.”

(k)Schedule A Deletion of Defined Term.    The definition  “Restricted Payments” is hereby deleted from Schedule A in its entirety.

II.CONDITIONS TO EFFECTIVENESS OF AMENDMENTS.

(a)Representations and Warranties.  The Company represents and warrants that (i) the execution and delivery of this Amendment has been duly authorized by all necessary corporate action of the Company and this Amendment has been executed and delivered by a duly authorized officer of the Company, and all necessary or required consents to this Amendment (other than any consents required to be obtained solely by a Purchaser) have been obtained and are in full force and effect, (ii) the Agreement, as amended by this Amendment, constitutes the legal, valid and binding obligation contract and agreement of the Company enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) each representation and warranty set forth in Section 5 of the Agreement (as modified by the updated Schedules 5.3, 5.4, 5.5, 5.9, 5.15, 10.3 and 10.6 attached hereto), is true and correct as of the date of execution and delivery of this Amendment by the Company with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date), and (iv) no Event of Default or Default under the Agreement exists or has occurred and is continuing on the date hereof.

(b)Effectiveness.  This Amendment shall become effective upon fulfillment of the following conditions: (i) the Company and Prudential shall have executed a copy of this Amendment on or prior to the Fourth Amendment Effective Date, (ii) Prudential shall have received a copy of the resolutions of the board of the Company authorizing the execution, delivery and performance by the Company of this Amendment, certified by its secretary or assistant secretary, and (iii) Prudential shall have received such other documents and certificates as it may reasonably request relating to the Amendment and the transactions contemplated by the Amendment, including executed copies of the amendments to the MetLife Shelf Agreement and the Credit Agreement, which shall be satisfactory in form and substance to Prudential.

III.MISCELLANEOUS.

(a)Reference to and Effect on Agreement.  Upon the effectiveness of this Amendment, each reference to the Agreement in any other document, instrument or agreement shall mean and be a reference to the Agreement as modified by this Amendment.  Except as specifically set forth in Section I hereof, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.  The execution, delivery and effectiveness of this Amendment shall not be construed as a course of dealing or other implication that any holder of the Notes has agreed to or is prepared to grant any consents or agree to any waiver to the Agreement in the future, whether or not under similar circumstances.

(b)Expenses.   The Company hereby confirms its obligations under the Agreement, whether or not the transactions hereby contemplated are consummated, to pay,

promptly after request by Prudential, all reasonable out-of-pocket costs and expenses, including attorneys' fees and expenses, incurred by them in connection with this Amendment and the transactions contemplated hereby, in enforcing any rights under this Amendment, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Amendment or the transactions contemplated hereby.

(c)Governing Law.  THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AMENDMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

(d)Counterparts; Section Titles.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.  The section titles contained in this Amendment are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

[SIGNATURE PAGE TO FOLLOW]

If you agree to the terms and provisions hereof, please evidence your agreement by executing and returning at least one counterpart of this Letter Amendment No. 4 to Senior Vice President, Secretary and General Counsel, Graybar Electric Company, Inc., 34 North Meramec Avenue, St. Louis, MO 63105.

Very truly yours,

GRAYBAR ELECTRIC COMPANY, INC.

By:	/s/ T. E. Carpenter
Name:	T. E. Carpenter
Title:	Vice President - Treasurer

Agreed as of the date first above written:

PGIM, INC.

By:  /s/ Brooke Ansel_______________

Name: Brooke Ansel

Title: Vice President

GRAYBAR - AMENDMENT NO. 4 TO PRIVATE SHELF AGREEMENT

SCHEDULE 5.3

 Disclosure Materials

Filing	Filed/Effective	File/Film Number

10-Q	8/5/2021	000-00255 211148022
8-K	6/28/2021	000-00255 211051724
8-K	6/10/2021	000-00255 211007449
DEFA14C	4/30/2021	000-00255 21875243
DEF 14C	4/30/2021	000-00255 21875226
10-Q	4/26/2021	000-00255 21853587
8-K	3/24/2021	000-00255 21768189
10-K	3/19/2021	000-00255 21758011
10-K	3/10/2021	000-00255 21729700
SC 13G/A	2/12/2021	000-00255 21627946

All of the above filings by the Company or the Voting Trust with the United States Securities and Exchange Commission are incorporated herein by this reference.

Schedule 5.3

(to Private Shelf Agreement)

26712.002

SCHEDULE 5.4

SUBSIDIARIES OF THE COMPANY AND

OWNERSHIP OF SUBSIDIARY STOCK

(i) Subsidiaries of the Company

 Subsidiaries of the Company and

Ownership of Subsidiary Stock

(i) Subsidiaries of the Company

Entity Name	Jurisdiction of Incorporation, Formation or Organization	Percentage of Shares Held or Beneficially Owned (Domestic Subsidiaries Only)

Graybar Management Services, LLC	Delaware	100%
GRIPP, LLC	Missouri	100%
Gnewco LLC	Delaware	100%
GBE Sub, LLC	Missouri	100%
GBE2, LLC	Delaware	100%
Shingle & Gibb Automation, LLC	Delaware	100%
Cape Electrical Supply Holding LLC	Delaware	100%
Cape Electrical Supply LLC	Delaware	100%
Michigan Utility Supply, LLC	Michigan	100%
Advantage Industrial Automation, Inc.	Georgia	100%
Graybar Business Services, Inc.	Missouri	100%
Distribution Associates Incorporated	Missouri	100%
Graybar Electric Limited	Nova Scotia
Graybar Electric Canada Limited	Nova Scotia
Graybar Canada Limited	Nova Scotia
Graybar Energy Limited	Ontario
Graybar Financial Services, Inc.	Missouri	100%
Graybar Aus. Pty Ltd. Graybar de México S. de RL de CV	Australia (Victoria) Mexico
Graybar International, Inc.	Missouri	100%
Graybar Newfoundland Limited	Newfoundland & Labrador	*

Schedule 5.4

(to Private Shelf Agreement)

(ii)Affiliates of the Company

The Affiliates of the Company are as follows:

(1)Graybar Voting Trust.The Graybar Voting Trust, pursuant to the Voting Trust Agreement dated as of March 3, 2017, holds approximately 83% of the outstanding shares of the Company at March 31, 2021.

(2)Graybar Newfoundland Limited is the 49% general partner in Innunuk Traders Limited Partnership.

(iii)Directors and Executive Officers of the Company

K. M. Mazzarella	Chairman, President and Chief Executive Officer and Director
D. A. Bender	Vice President, Business Performance and Director
S. S. Clifford	Senior Vice President and Chief Financial Officer and Director
D. E. DeSousa	Senior Vice President and General Manager and Director
M. W. Geekie	Senior Vice President, Secretary and General Counsel and Director
R. H. Harvey	District Vice President-New York and Director
W. P. Mansfield	Senior Vice President – Marketing and Director
D. G. Maxwell	Senior Vice President – Sales and Director
B. L. Propst	Senior Vice President – Human Resources and Director

5.4-2

SCHEDULE 5.5

FINANCIAL STATEMENTS

See unaudited Company financial statements for and as of the period ended June 30, 2021 as filed by the Company with the Securities and Exchange Commission in its Form 10-Q filed on August 5, 2021.

Schedule 5.5

(to Private Shelf Agreement)

SCHEDULE 5.9

MOST RECENT CLOSED TAX YEAR

December 31, 2016

Schedule 5.9

(to Private Shelf Agreement)

SCHEDULE 5.15

EXISTING INDEBTEDNESS

Indebtedness Existing on June 30, 2021

(Stated in thousands)

Debt Source	Obligor	Balance Outstanding as of June 30, 2021
Long Term Debt:
	Graybar Electric Company, Inc., Cape Electrical Supply LLC, & Cape Electrical Supply Holdings, LLC
Total Long Term Debt:		$7,000
Undrawn letters of credit issued by Bank of America and Commerce Bank		$6,121

(1)There are various inter-company notes that are eliminated in consolidation.

(2)Graybar Canada Limited overdraft line

(3)Indebtedness under the Fourth Amendment to Credit Agreement, dated August 13, 2021, by and among, the Company, Graybar Canada Limited and the lenders from time to time party thereto, Bank of America, N.A. as Domestic Administrative Agent, Domestic Swing Line Lender and Domestic L/C Issuer, and Bank of America, N.A., acting through its Canada Branch, as Canadian Administrative Agent, Canadian Swing Line Lender and Canadian L/C Issuer.

(4)Notes issuable under the Senior Notes (none outstanding at the Fourth Amendment Effective Date).

Schedule 5.15

(to Private Shelf Agreement)

SCHEDULE 10.3

Existing Liens

Liens Securing	Obligor	Security
Various capital leases due in monthly installments, various maturities, securing debt in Schedule 8.01	Graybar Electric Company, Inc., Cape Electrical Supply Holdings, LLC & Cape Electrical Supply LLC	Computer Equipment, Buildings & Vehicles

Schedule 10.3

(to Private Shelf Agreement)

SCHEDULE 10.6

EXISTING INVESTMENTS

Graybar Management Services, LLC

GBE Sub, LLC

GBE2, LLC

Advantage Industrial Automation, Inc.

Graybar Electric Limited

Graybar International, Inc.

Distribution Associates, Inc.

Graybar Financial Services, Inc.

Graybar Business Services, Inc.

In addition to the subsidiaries listed above, the Company (and its subsidiaries) have outstanding investments in the subsidiaries and affiliates set forth in Schedule 5.4, which are incorporated by reference.

.

Schedule 10.6

(to Private Shelf Agreement)